Item 77I(a)


Effective December 19, 2014, the Meridian Fund, Inc. (the "Registrant") renamed its Retirement Class shares as Institutional Shares and made certain other changes. Filing made on December 19, 2014 pursuant to Rule 497 under the Registrant's Registration Statement, Accession Number 0001193125-14-448060, which includes the terms of the Institutional Class shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form NSAR.